Exhibit 17.1

August 18, 2004

Mr. Richard C. McGinity

Chairman of the Board

Canada Southern Petroleum Ltd.

Suite 250, 706 7th Avenue S.W.

Calgary, Alberta

T2P 0Z1

Dear Dick:

I hereby tender my resignation effective August 23, 2004 as a director of Canada Southern Petroleum Ltd. for personal reasons.

I very much enjoyed working with the Board and management during my tenure as a director and I wish all of you and the company success in the future.

Yours very truly,

/s/ D. Michael G. Stewart

D. Michael G. Stewart